Exhibit 99.1
Compass Diversified Holdings Subsidiary, American Furniture Manufacturing, Experiences Fire at Manufacturing Plant
Event Not Expected to Impact CODI’s Ability to Make Distributions to Shareholders at Current Annualized Rate
WESTPORT, Conn., Feb 13, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Compass Diversified Holdings (NasdaqGS: CODI) announced today that American Furniture Manufacturing, Inc., one of its eight subsidiaries, experienced a fire at its main plant in Ecru, Mississippi last night.
Reacting to the event, Joe Massoud, CEO of Compass Diversified Holdings, stated, “Our primary concern is for the people of American Furniture Manufacturing, and we now believe that all of our employees are safe. From a business perspective, I do not currently expect this event to impact our ability to make distributions to our shareholders at our current annualized rate. Furthermore, this event has no impact on the operations or profitability of our other seven businesses.”
Mr. Massoud concluded, “In the immediate term, we will work with American Furniture’s management team to develop contingent plans for meeting its customer’s requirements and with our insurance providers to process the appropriate claims as quickly and efficiently as possible. In the medium to long term, we continue to be enthusiastic about American Furniture’s position in the industry and its prospects for creating value for CODI’s shareholders.”
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
American Furniture Manufacturing, Inc., and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products. American Furniture has the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states (includes Staffmark).
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.

Fox Factory, Inc. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri	KCSA Strategic Communications
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
SOURCE Compass Diversified Holdings
http://www.compassdiversifiedholdings.com
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